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             RELIANCE STANDARD LIFE INSURANCE COMPANY

              1996 SENIOR MANAGEMENT INCENTIVE PLAN

                   FOR THE TWELVE MONTH PERIOD
            JANUARY 1, 1996 THROUGH DECEMBER 31, 1996

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I    OBJECTIVE

     To promote profitable growth of Reliance Standard Life Insurance Company ("RSL") by providing a financial incentive plan that will compensate its eligible employees for the achievement of results recommended by the Corporate Compensation Committee (the "Committee") of the Board of Directors of Reliance Standard Life Insurance Company (the "Board") and ratified by the Board. Thus, RSL will attract and retain employees of the highest caliber who will demonstrate outstanding performance and will assist in the achievement of overall objectives.

II   ADMINISTRATION

     The Reliance Standard Life Senior Management Incentive Plan (the "Plan") will be supervised by the Committee.

     The Committee shall have the authority to recommend procedures for the administration of the Plan to the Board for approval and to take any and all action necessary to implement such procedures. Any references in this document to the Board shall include any committee designated by the Board from time to time to exercise authority with respect to the Plan, including the Executive Committee of the Board.

III  INCENTIVE PARTICIPATION

     Eligibility to participate in the Plan is restricted to the positions outlined in Exhibit B. The approved percentages relate to the employees' December 31, 1995 base salary. Changes in incentive rates or participants shall be approved by the Committee and the Board.

     Each participant will be notified of his or her participation in the Plan, either in terms of the applicable percentage participation or dollar amount, if the specified results are achieved.

IV   METHOD

     Targets for Operating Results and Personal Objectives, as well as participants and payout schedules, must be submitted to the Committee and approved by the Board. The bonus paid is allocated to the achievement of the established objectives as outlined in Exhibit C (Method of Computation) and is subject to the Management Pool available as outlined in Exhibit A (Management Pool).

V    DISTRIBUTION

     The bonus hereinafter provided to each participant in the Plan shall not be distributed until the amounts are determined and verified. Distribution shall be made to eligible participants no later than 60 days following the last day of the year for the performance achieved for the previous year.

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VI   PAYMENT OF INCENTIVE AND GENERAL GUIDELINES

     No employee shall participate in more than one Incentive Compensation Plan, except as required by transfer within a given year.

     Except as provided below, an employee must be employed by RSL at the close of the year in order to participate in and receive compensation under the Plan. If employment is terminated during the year on account of death, disability, or retirement, he or she may participate proportionately for the part of the year he or she was employed prior to termination. If employment is terminated during the year for the convenience of RSL, but not for cause or by resignation, he or she will participate to the extent (if any) deemed appropriate by the member of RSL senior management directly responsible for the division in which the employee was formerly employed (or, alternatively, the President), at his or her sole discretion. If an employee is terminated for cause after the close of the year but prior to the date for actual payment of compensation under this Plan no such compensation will be paid.

     If an employee terminates employment (other than on account of death, disability, or retirement) after the close of the year but prior to the date for actual payment of compensation under this Plan, the member of RSL senior management directly responsible for the division in which the employee was formerly employed (or, alternatively, the President) will unilaterally determine, at his or her sole discretion, whether and to what extent (if any), under the circumstances, payment of incentive compensation to the former employee under the terms of the Plan would be appropriate.

     Participants hired or promoted during the year to a participating position will become a participant on the first day of the month following permanent assignment to a participating position after having been approved by the Committee and the Board of Directors.

     This Plan does not constitute a contract between RSL and the participants, and no participant shall have any legal rights by reason of the existence of this Plan. It may be changed, modified, amended or terminated at any time by the Committee or the Board of Directors.

     No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void; and, if any participant hereunder should become bankrupt or attempt to participate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, at the discretion of the Committee or the Board of Directors, cease and terminate. RSL may offset any claim it has against the participant against any amount to which a participant may otherwise be entitled to hereunder, but rights hereunder shall not otherwise be subject to debts or liabilities of the participant.

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VII  RESPONSIBILITY

     The Committee is responsible for establishing appropriate rationale, strategy and targets within the organizational structure for approval by the Board of Directors.

     If the agreed upon operating strategy for RSL is changed during the year, objectives and strategies in the Plan may be changed accordingly, with approval of the Committee or the Board of Directors.

     RSL is responsible for providing full financial data to establish appropriate rates to compute results, obtaining approval of the Plan, and for coordination of the total program.

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                            EXHIBIT A

                         MANAGEMENT POOL


I.   THE POOL

     A pool will be established for the purpose of paying incentive compensation to senior officers. The pool will be based on a percentage (2.7%) of the excess by which Delphi's pre-tax income, excluding actual earnings by Safety National, per the Elements of Profit, exceeds 10% of beginning equity (before application of FAS 115).

     The total pool amount available will be the maximum amount which could be paid to participants in this plan and will be based on the following formula:

          Minimum pre-tax earnings for Delphi, which must be achieved before any incentive compensation will be paid, will be 10% of beginning equity without regard for FAS 115 adjustments.

               Beginning equity (1-1-96)          $   222,815
               FAS 115 adjustment                      34,832
                                                  -----------
                                                      257,647
                                                  -----------

               Times 10% (minimum earnings)       $    25,765
                                                  ===========

          This amount of $25,765 will be subtracted from the actual pre-tax earnings of Delphi Financial Group as per Form 10-K, excluding actual earnings by Safety National as per the Elements of Profit, and the result multiplied by the pool (multiplier) percentage of 2.7%.

          For example, if the actual pre-tax earnings, excluding income attributable to SIG, exactly matched budget of $52,417, the pool amount would be $719 as follows:

               Pre-tax earnings                   $    52,417
               Minimum earnings                       (25,765)
                                                  -----------
               Pool                                    26,652
               (Multiplier) percentage            x       2.7 %
                                                  -----------
               Pool available                     $       719
                                                  ===========
     If actual earnings deviate by 10% from plan earnings, either over or under, the pool (multiplier) percentage is adjusted.

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                            EXHIBIT A

                  MANAGEMENT POOL - (Continued)


          If actual pre-tax earnings for Delphi (excluding SIG) exceed budgeted pre-tax earnings ($52,417) by 10% or more, the multiplier of 2.7% will be increased to 4.2%. Therefore, pre-tax earnings must be at least $57,659 in order to achieve a multiplier of 4.2%.

          Also, if actual pre-tax earnings for Delphi (excluding SIG) are less than budgeted pre-tax earnings ($52,417) by 10% or more, the multiplier will be reduced to 1.7%. Therefore, if pre-tax earnings decrease to $47,175 or less, the multiplier will decrease to 1.7%

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                            EXHIBIT B

                  SENIOR MANAGEMENT PARTICIPANTS


                                                                    BONUS
      NAME                         POSITION                       PERCENTAGE
_______________________________________________________________________________

Charles P. O'Brien       President & Chief Executive Officer          75%

Wayne M. Benseler        Vice President & Chief Actuary               60%

Jane R. Dunlap           Vice President, Finance                      60%

Lawrence E. Daurelle     Vice President & Treasurer                   45%

Chad Coulter             Vice President, Secretary &
                            General Counsel                           40%

Kenneth R. Hamm          Vice President, Group Actuary                40%

Paul J. Kehoe            Vice President, Asset
                            Accumulation Products                     40%


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                            EXHIBIT C

                      METHOD OF COMPUTATION



Achievement of specific operating results for Delphi Financial Group, Inc., and subsidiaries, as described in Exhibit E, have been assigned percentages as shown on the chart in Exhibit D. The percentage of achievement is determined pro rata based on the actual achievement at year-end. These percentages are then aggregated and added to the percentage of achievement awarded to each participant for personal objectives, as described in Exhibit F. If results exactly equaled plan, these percentages would total 120%.

The actual sum of these percentages will be multiplied by the participation percentage (as shown on Exhibit B) and salary as of December 31, 1995 (as shown on Exhibit G) to determine the amount of incentive compensation.

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                            EXHIBIT D

           1996 INCENTIVE COMPENSATION PLAN OBJECTIVES



                Life Companies                      Asset
Earnings Per      "Spread"          Group        Accumulation
   Share           Income         Production      Production      Expenses
-------------   ------------    -------------   -------------   -------------
Objective       Objective       Objective       Objective       Objective
   ($)     %      ($000)   %      ($000)   %      ($000)   %      ($000)   %
-------- ----   --------- ---   --------- ---   --------- ---   --------- ---

3.90     40.0   63,100   75.0   74,300   15.0   140,000  10.0   39,600   25.0

3.58     32.5   57,900   60.0   69,200   12.5   120,000   7.5   40,600   20.0

3.26     25.0   52,700   45.0   64,100   10.0   100,000   5.0   41,600   15.0

2.94     17.5   47,500   30.0   59,000    7.5    80,000   2.5   42,600   10.0

2.62     10.0   42,300   15.0   53,900    5.0    60,000   0.0   43,600    5.0

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                            EXHIBIT E

                        OBJECTIVES DEFINED


1. EARNINGS PER SHARE (Objective $3.26)

  A. Earnings per share (EPS) will be "Income from Continuing Operations" divided by "weighted average shares outstanding" as reported on the Consolidated Statements of Income per Form 10-K for Delphi Financial Group, Inc.

2.     LIFE INSURANCE COMPANIES OPERATING RESULTS (Objective $52,700)

  A. This objective will be "the spread" per the Elements of Profit on page two of the monthly financial package for RSL only. Change in DAC will be excluded to the extent that it is either accelerated or decelerated based on corporate investment results.

3.     GROUP PRODUCTION (Objective $64,100)

  A. All production generated through the efforts of RSL and affiliates will be considered, including business written by Reliance Standard Life Insurance Company of Texas (RSL-T) and First Reliance Standard Life Insurance Company (FRSL).

  B. Group Production is defined as total new annualized production for Group Life, Disability (LTD and Weekly Income), Dental, and Special Risk before deduction of reinsurance. Reinsurance assumed will be included only if the contract provides for risk transfer and material economic value.

  C. New production will be determined using the Paid Annualized Premium Production Report from the internal financial package, with certain adjustments. Any policy that has an effective date of September 30, 1996 or prior and has not been approved by the Underwriting department will not be included in the 1996 incentive calculation.

  D. For the three-year Special risk policies which are fully paid at inception, the first year's annualized premium (before discount factor) will count as production.

  E. If a submitted policy does not remain in force for twelve months, production will be reduced in the year that the policy lapses. In the case of submitted production in 1995 not equaling paid production in 1996, adjustments will be made to the Annualized Paid Production Report in 1996. Likewise, should submitted production in 1996 not equal paid production in 1997, adjustments will be made to the Annualized Paid Production Report in 1997.

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4.     ASSET ACCUMULATION PRODUCTION (Objective $100,000)

  A. Components of asset accumulation production will include FPA, GIC, SPDA, MVA, Group annuities and variable products.

  B. Blocks of annuity business acquired, regardless of the source, will be counted in determining actual asset accumulation production.

  C. Reinsurance assumed will be considered for purposes of determining achievement of this objective only if the contract provides for risk transfer and has material economic value.

4.     EXPENSES (Objective $41,600)

  A. The objective is defined as total general expenses on an accrual basis including investment expenses allocated to the investment function by RSL. The objective will be the statutory general expense as shown on the "Statutory Income Statements" report in the monthly financial package ($39,200) plus RSL expenses allocated to investment or corporate functions ($2,400) also shown on the same report.


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                            EXHIBIT F

                       PERSONAL OBJECTIVES



At the 1995 fall planning meeting each senior officer who attended established personal goals and objectives to be achieved during 1996.

Achievement of these goals and objectives will be reviewed at year-end 1996 and a percentage (up to 20%) will be assigned based on results.